Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 13, 2023 (the “Effective Date”) by and between Ocugen, Inc., a Delaware corporation (the “Company”), and Quan Vu, an individual (“Employee”).
The Company wishes to employ Employee, and Employee wishes to be employed by the Company with an employment starting date of February 1, 2023. The parties have determined it is in their best interests to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
1.Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:
“Affiliates” means, with respect to a person, all other persons controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.
“Base Compensation” shall mean the annual rate of compensation set forth in Section 4.1, as such amount may be adjusted from time to time.
“Board” shall mean the Company’s Board of Directors.
“Cause” shall mean the occurrence of any one or more of the events set forth below in clauses (a) through (d), which, in the case of the event or events set forth below in clause (a) is not cured by Employee within the time periods set forth therein:
(a)failure or refusal by Employee to substantially perform a material portion of the duties of Employee’s employment or to comply with the written rules and policies of the Company (of which Employee has been made aware) which failure continues uncured thirty (30) days after receiving written notice of such failure or refusal (or such longer period as is necessary to cure such event so long as Employee is diligently pursuing such cure and provided such additional period is approved by the Board) is provided to Employee setting forth in reasonable detail the nature of such failure or refusal. For clarity, failure to close any deal(s) through no fault of Employee shall not be deemed a failure to substantially perform;
(b)Employee’s repeatedly engaging in willful and serious misconduct in connection with Employee’s employment;
(c)engagement by Employee in fraudulent conduct; or
(d)Employee’s conviction of, or plea of no contest to, a felony or other crime the circumstances of which are substantially related to the Employee’s position.

“Change of Control” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the Current Holders of Securities of the Company, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, (iii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately following such merger or consolidation), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Change of Control if the Change of Control is the result of an equity or debt financing, or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.
“Current Holders of Securities of the Company” shall mean the current holders of issued and outstanding “Securities” of the Company, their “Affiliates” (as such terms are defined herein), and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trusts for the primary benefit of any of such persons.
“Disability” shall mean Employee’s inability, for a period of six (6) consecutive months, or a cumulative period of one hundred eighty (180) business days out of a period of twelve (12) consecutive months, to perform the essential duties of Employee’s position, even after taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Employee is suffering from a Disability shall be made either (a) by an independent physician, mutually chosen by Employee and the Company; or (b) because Employee qualifies as disabled for purposes of the Company’s long term insurance disability plan, if applicable.
“Good Reason” shall mean the occurrence of one or more of the events set forth in clauses (a) through (e) below without the prior written consent of Employee, provided that (i) Employee delivers written notice to the Company of Employee’s intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, (ii) such event or events are not cured by the Company within thirty (30) days following the initial occurrence of such event and specifies in reasonable detail the circumstances claimed to provide the basis for such resignation and (iii) if not cured by the Company, Employee resigns their employment within fifteen (15) days following the Company’s cure period:
(a)a reduction in Employee’s annual rate of Base Compensation unless such reduction is made across all executives or employees of the Company;
(b)a termination or material reduction of a material benefit under any Company benefit plans, programs or arrangements, in which the Employee participates unless such termination or reduction is made across all executives or employees of the Company;
(c)a material reduction in Employee’s job title, powers or authority;
(d)a change in reporting structure to anyone other than the current CEO;
(e)the Company’s material failure to comply with the terms of this Agreement or any stock option or similar agreement with Employee then in effect;
(f)the requirement by the Company that Employee relocate or transfer Employee’s principal office to a location more than 30 miles, which is the Company’s headquarters in Malvern, Pennsylvania (except that the requirement to travel in Section 2.3 shall not trigger this subsection (e)).
“Proceeding” shall have the meaning set forth in Section 8 hereof.

“Severance Period” shall mean a period of twelve (12) months immediately following the effective date of termination of Employee’s employment hereunder if such termination is by the Company without Cause or by Employee for Good Reason.
“Securities” means any and all securities as such term is defined in Section 2 of the Securities Act of 1933, as amended, including, without limitation, all common stock, preferred stock, convertible promissory notes, subordinated debt instruments, and other securities issued by the Company.
“Term” shall have the meaning set forth in Section 3 hereof.
2.Contingent Employment; Employment and Duties.
2.1    Company hereby employs Employee and Employee hereby accepts employment as the Company’s Chief Business Officer, reporting to the Chief Executive Officer, (“CEO”) of the Company.
2.2    Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of the CEO and in accordance with the policies set by the Company, of which Employee has been made aware.
2.3    So long as Employee shall remain an employee of the Company, except as provided below, Employee’s entire working time, energy, skill and efforts shall be devoted to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, that Employee may (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal passive investments; or (iv) undertake such other endeavors as may be consented to by the CEO. Employee may be required to travel for up to 40% of Employee’s working time.
3.Term. Employee’s employment under this Agreement shall commence on February 1, 2023 and shall continue until such employment is terminated pursuant to Section 6 (the “Term”).
4.Compensation and Benefits.
4.1.Employee shall receive base compensation at the gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $425,000, payable in installments in accordance with the Company’s regular payroll practices in effect.
Employee shall also receive a relocation bonus at the gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $45,000.00. The relocation bonus is payable to the Company in full should the Employee leave within the first six months of his start date, and 50% should the Employee leave after six months but before the Employee’s one-year anniversary date. The Company reserves the right to make any appropriate deduction from outstanding salary which may be due to Employee, and to have a right of action against Employee for the balance.
For each calendar year ending during the Term, Employee will have the opportunity to earn an annual bonus with a target amount not less than 45% of the Employee’s Base Compensation for the applicable year (the “Target Bonus”). The actual bonus payable to Employee, if any, may be more or less than the Target Bonus and will be determined by the Compensation Committee, based on the achievement of corporate and/or personal objectives, recommendation by the CEO and such other factors as the Compensation Committee may deem relevant. Any annual bonus so awarded shall be paid by February 28th of each year for the Employee’s performance in the previous year (the “Measuring Year”). To be eligible for an annual bonus, the Employee must be employed on February 28th of the year following the Measuring Year. Employee will receive no less than a pro rata bonus for his services in calendar year 2023, assuming the Company and Employee’s bonus criteria are met.
As soon as practicable following the employment start date, and subject to the approval of the Compensation Committee of the Board of Directors, Employee will be granted the following awards:

4.1.1.A restricted stock unit award (the “RSU Award”) for 163,934 shares of common stock. Subject to Employee’s continued employment with the Company, the RSU Award will vest in three equal annual installments on each anniversary of the Grant Date over the three (3) year period.
4.1.2.An option to purchase 196,850 shares of the Company’s common stock (the “Option Award”). Subject to Employee’s continued employment with the Company, the Option Award will vest in three equal annual installments on each anniversary of the Grant Date over the three (3) year period
Both the RSU Awards and the Option Award may be in the form of an “inducement” material to Employee’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Marketplace Rules, and may be granted outside of the Company’s 2019 Equity Incentive Plan (the “Plan”) pursuant to award agreements, but will be governed in all respects as if issued under the Plan.
5.Fringe Benefits. Employee shall be entitled to the benefits set forth below for so long as Employee’s employment with the Company continues:
5.1.The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee on behalf or for the benefit of the Company upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company from time to time may require prior approval for individual expense items in excess of pre-established aggregate amounts – made known to Employee – for a fixed period or in excess of pre-established amounts – made known to Employee – for any type of expenditure during any fixed period.
5.2.Upon Employee’s achieving the eligibility requirements therefor, if any, Employee will be eligible to participate in all applicable and established Company benefit plans, programs and arrangements that may exist from time to time (including, without limitation, pension, profit sharing, 401(k) plans, and medical and life insurance programs) on the same terms as apply generally to other similarly situated employees of the Company from time to time. Employee shall be entitled to vacation, sick and other personal time off (PTO) in accordance with the Company’s applicable employee handbook or policies.
6.Termination; Payments to Employee.
6.1.If Employee dies or suffers a Disability during the Term, the Employee’s employment with the Company shall terminate as of the date of death or Disability.
6.2.Subject to Sections 6.4 and 6.5 below, either Employee or the Company may terminate this Agreement and Employee’s employment hereunder immediately upon written notice to the other party.
6.3.If Employee’s employment terminates for any reason, Employee (or their estate in the event of Employee’s death) shall be entitled to receive a lump sum cash payment equal to the sum of the following: (i) payment of accrued but unpaid Base Compensation up to the date of termination, and any earned but unused paid vacation through the date of termination, if any, (ii) any annual bonus, earned but unpaid for the previous calendar year, if applicable, and (iii) unreimbursed business expenses covered by Section 5.1 hereof.
6.4.In addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above, and except as otherwise provided in Section 6.5, if Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, then subject to Section 6.6, Employee shall be entitled to receive the following (collectively, (A) and (B) the “Severance Payment”): (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; and (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the full employer portion of Employee’s COBRA premium for any applicable health or dental insurance, if Employee is eligible to elect COBRA continuation coverage.

6.5.If Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, in either case within twelve (12) months after or three (3) months before a Change of Control, Employee shall be entitled to receive the following (collectively, (A), (B), (C) and (D) the “Change of Control Severance Payment”), in lieu of the Severance Payment described in Section 6.4 and in addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above: (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the full employer’s portion of COBRA premium for any applicable health or dental insurance, if Employee is eligible to elect COBRA continuation coverage; (C) 75% of Employee’s then-current Target Bonus payable in a lump sum; and (D) all unvested restricted stock, stock options and other equity incentives awarded to the Employee by the Company will become immediately and automatically fully vested and exercisable (as applicable).
6.6.Employee shall not be entitled to receive the Severance Payment or Change of Control Severance Payment unless and until Employee executes, and does not revoke as permitted by law, a release in a form reasonably acceptable to the Company that unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including without limitation, any claims relating to or arising out of Employee’s employment with the Company, claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, or claims arising under the applicable state fair employment laws, but excluding any rights of Employee under any remaining stock option agreements (if any) or other agreements relating to equity in the Company and Employee’s right to indemnification from the Company in respect of Employee’s services as a director, officer or employee of the Company or any of its Affiliates. The release shall also contain customary non- disparagement covenants by Employee. Employee’s right to receive the Severance Payment or Change of Control Severance Payment is conditioned upon Employee’s performance of the obligations and covenants contained in this Employment Agreement, the Covenants Agreements (as defined below) and any other agreement between Employee and the Company. In the event of any material breach of any such obligations during or after payment of the Severance Payment or Change of Control Severance Payment, the Company may cease to make any remaining payments.
6.7.Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following Employee’s “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s “separation from service” will be deferred without interest and paid to Employee in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.
7.Nonsolicitation; Confidential Information, etc.
7.1.Employee acknowledges and agrees that Employee is bound by the Employee Nondisclosure and Business Ideas Agreement dated as of Employee’s commencement of employment (the “Covenants Agreements”), which shall continue in full force and effect.

8.Indemnification. Subject to the Company’s Articles of Incorporation and By-laws, the Company shall indemnify Employee to the fullest extent permitted by law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by Employee in connection with any “Proceeding” (as defined herein). For the purposes of this Section 8, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that Employee is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.
9.Golden Parachute Tax Provisions.
9.1.In the event that the Company or any of their Affiliates undergoes a Change of Control prior to the time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the following provisions shall apply:
9.1.1 The Company or any of applicable Affiliates will cooperate in good faith with Employee such that any such payments or benefits will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.
9.1.2 In the event that any payments or benefits (whether payable pursuant to this Agreement or otherwise) to Employee could be exempt from Section 280G of the Code if the shareholder approval requirements under Section 280G(b)(5) of the Code and the regulations thereunder were met, such payments will be conditioned on shareholder approval in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder and the Company or any of its applicable Affiliates agrees to use best efforts to seek to obtain such shareholder approval. The actions of the Company or any of its applicable Affiliates pursuant to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company or any of its applicable Affiliates.
9.2.In the event that the Company or any of its applicable Affiliates undergoes a Change of Control at such time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Employee shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates.
9.3.In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 9, the adjustment will be made, first, by reducing the cash severance, if any, due to Employee pursuant to Section 6; second, if additional reductions are necessary, by reducing the payments due to Employee under Section 6.5(C) (Target Bonus) and third, if additional reductions are still necessary, by eliminating the accelerated vesting of equity-based awards, starting with those awards for which the amount required to be taken into account under the Section 280G of the Code rules is the greatest; provided, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.
10.Miscellaneous.

10.1.Binding Nature of Agreement. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company, its Affiliates, successors and assigns, including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives. None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be. The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors. Any entity into which the Company is merged or with which the Company is consolidated or which acquires the business of the Company or the business unit in which Employee is to be principally employed shall be deemed to be a successor of the Company for purposes hereof.
10.2.Entire Agreement. This Agreement, including the Covenants Agreements and any agreements relating to the equity to be granted to Employee, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.
10.3.Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the third day after the date sent), or by nationally recognized overnight carrier(notices sent by overnight shall be deemed to have been given on the day after the date sent) or by confirmed facsimile or electronic mail transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to Company:

Ocugen, Inc.
11 Great Valley Parkway
Malvern, PA 19355 USA
Attention: Zara Gaudioso

If to Employee, to the address on file with the Company.

10.4.Governing Law; Attorneys’ Fees and Forum . This Agreement shall be governed by the laws of Pennsylvania, without regard to its conflict of law provisions. Furthermore, in the event that any proceeding is instituted to interpret or enforce any term hereof, such proceeding shall take place exclusively in the state or federal courts within the vicinage of Chester County, Pennsylvania. Each party irrevocably consents and submits to the jurisdiction and venue of such court and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding brought in such court; and/or any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum; and/or that such court lacks jurisdiction and/or venue. In any action arising out of this Agreement, the prevailing party shall be awarded his/its reasonable attorneys’ fees and costs.
10.5.Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
10.6.Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.
10.7.Waiver. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
10.8.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name:	Shankar Musunuri, Ph.D., MBA
Title:	Chairman and CEO

EMPLOYEE:
/s/ Quan Vu
Name: Quan Vu

[Signature Page to Employment Agreement]